Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Plastec Technologies, Ltd. on Form F-1 of our report dated July 16, 2012 on the consolidated financial statements of Plastec Technologies, Ltd. and to the reference to us under the heading "Experts" in the prospectus.

/s/ Dominic K.F. Chan & Co

Dominic K.F. Chan & Co.

Certified Public Accountants

Hong Kong

November 30, 2012